Exhibit 99.1
SeraCare Life Sciences Reports Second Quarter Fiscal Year 2008 Results
Milford, MA, May 15, 2008— SeraCare Life Sciences, Inc. (SRLS: PK) today reported financial results for the second quarter of fiscal year 2008 ended March 31, 2008.
Revenue for the second quarter of fiscal year 2008 was $12.5 million compared to $14.0 million in the second quarter of fiscal year 2007. Diagnostic & Biopharmaceutical Products revenue during the same period decreased by $2.0 million, while BioServices revenue increased by $0.5 million. As expected and as previously disclosed, the Company’s Diagnostic & Biopharmaceutical Products revenue had nominal sales from therapeutic grade albumin products during the current quarter as compared to $4.4 million in the three months ended March 31, 2007. Excluding therapeutic grade albumin products, sales of SeraCare’s core manufactured products increased $2.4 million, or 38%, due to organic growth in the second quarter. Revenue for SeraCare’s BioServices segment increased $0.5 million, or 16%, due to increased testing services to non-government entities in the second quarter and the settlement of indirect billing rates used in previous periods on a certain government contract. The Company continues to anticipate that the revenue increases in SeraCare’s core product lines combined with the introduction of additional products and services to generate new sales will offset the reduction in albumin revenue over the course of the fiscal year.
“In the second quarter, SeraCare continued to improve its financial position—sales of core products increased by 38%, gross margins grew to 38% of revenue and the operating loss narrowed to two hundred thousand dollars,” said Susan Vogt, President and CEO of SeraCare. “This morning we also made significant progress on another key milestone for the year. In addition to filing financials for the second quarter of fiscal year 2008, we filed financials for the third quarter of fiscal year 2007. With the completion of these filings, we have now filed all periodic reports required by the Securities and Exchange Commission during the last twelve months. As a result, we are in the process of applying for relisting on NASDAQ, which is an important step in the Company’s growth strategy.”
Gross margins grew to $4.7 million, or 38% of revenue, in the second quarter of fiscal 2008 compared to $3.3 million, or 24% of revenue, in the second quarter of fiscal 2007. The increase in gross margins was mainly attributable to the increase in the sales of SeraCare’s core products which have higher margins than the therapeutic grade albumin products.
The operating loss narrowed to $0.2 million for the quarter ended March 31, 2008 compared to $3.8 million for the same period in the prior year. Included in the March 31, 2008 operating loss is $0.4 million of reorganization items and $0.5 million of stock based compensation which compares to $3.7 million and $0.5 million of the same expenses respectively in the prior year.
Net loss was $0.3 million in the quarter ended March 31, 2008 compared to a net loss of $3.9 million in the quarter ended March 31, 2007. Net loss per share on a basic and diluted basis was $0.02 in the second quarter of fiscal year 2008 compared to $0.27 in the second quarter of fiscal year 2007.
SeraCare recent highlights:
•	Received ISO 9001:2000 and ISO 13485:2003 certification for the Company’s Milford, MA facility and the Gaithersburg and Frederick, MD facilities. With these recent certifications, all SeraCare facilities are now ISO 9001:2000 and ISO 13485:2003 certified, increasing SeraCare’s ability to grow its international customer base, an important component of the Company’s growth strategy.

•	Presented 25-year extended stability data for the Company’s seroconversion panels for HIV, Hepatitis B virus and Hepatitis C virus, improving diagnostic testing and anti-viral drug discovery opportunities for the Company’s customers. The data were presented at the 24th Annual Clinical Virology Symposium in April.

•	Appointed Michael K. Steele as Vice President of Business Development. In this position, Mr. Steele will identify and execute strategic alliances and transactions to broaden SeraCare’s product portfolio in the diagnostic and biopharmaceutical marketplace.
About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human and animal diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.
Forward-Looking Statements:
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this press release are forward-looking statements. All statements regarding SeraCare’s expected future financial position, results of operations, cash flows, financial plans, business strategy, capital expenditures, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from SeraCare’s expectations. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, results of litigation, government investigations, the availability of financing, actions of SeraCare’s competitors and changes in general economic conditions. Certain of the risks and factors associated with SeraCare’s business are also discussed in the Company’s 2007 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements. Many of these factors are outside of SeraCare’s control. SeraCare does not undertake a duty to update any forward-looking statements contained herein.
Investor Relations/Public Relations Contacts:
Greg Gould, Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400
Sarah Cavanaugh
MacDougall BioMedical Communications
781-235-3060